State of Delaware
Secretary of State
Division of Corporations
Delivered 05:58 PM 09/13/2022
FILED 05:58 PM 09/13/2022
SR 20223515401 - File Number 5175543

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

OF

SQUAREX, LLC

FROM A LIMITED LIABILITY COMPANY TO

A CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion to Corporation is being duly executed and filed by SQUAREX, a Delaware limited liability company (the "LLC"), to convert the LLC to Squarex Pharmaceutical Corporation, a Delaware corporation (the "Corporation"), under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del.C. § 101, et seq.)

FIRST: The jurisdiction where the LLC was first formed is the State of Delaware.

SECOND: The jurisdiction where the LLC was formed immediately prior to filing this Certificate of Conversion is the State of Delaware.

THIRD: The date the LLC was first formed is June 26, 2012.

FOURTH: The name of the LLC immediately prior to filing this Certificate of Conversion is Squarex, LLC, a Delaware limited liability company.

FIFTH: The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is Squarex Pharmaceutical Corporation, a Delaware corporation.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of Squarex, LLC, has executed this Certificate of Conversion on the 9th day of September 2022.

SQUAREX, LLC,
a Delaware limited liability company

By: /s/ Hugh McTavish
Name: Hugh McTavish
Title: President